EXHIBIT 99.1

N E W S   R E L E A S E

Atmel Reports Fourth Quarter and Full Year 2007
Financial Results
Record Microcontroller Revenues Rise 12% in 2007
and 23% Compared to the Year-Ago Quarter
SAN JOSE, CA, February 6, 2008 . . . Atmel® Corporation (NASDAQ: ATML) today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.
“The actions we are taking to focus on core technologies and optimize Atmel’s manufacturing operations are supporting improved margins and revenue growth, which exceeded the upper end of our guidance despite the challenging industry environment,” said Steven Laub, Atmel’s President and Chief Executive Officer. “Atmel’s record microcontroller revenues were driven by our proprietary AVR® Flash-based MCUs with overall revenue growth also driven by increasing Serial EEPROM shipments. The acquisition of Quantum Research Group builds on our microcontroller progress and enables us to further expand and strengthen Atmel’s proprietary microcontroller product platform in one of the fastest growing segments of microcontrollers. With a stronger foundation in place, Atmel is well positioned for continued success and value creation.”
Revenues for the fourth quarter of 2007 were $425.6 million, a 1.8% increase compared to $418.1 million for the third quarter of 2007 and a 4.1% increase compared to $408.9 million for the fourth quarter ended December 31, 2006. Revenues for 2007 were $1.64 billion compared to $1.67 billion for 2006 and were impacted by the expected decline of the Company’s RF-CDMA foundry business, which decreased $90 million in 2007. Excluding the CDMA foundry revenue fall off, 2007 revenues would have increased 3.9% compared to 2006. Microcontrollers, a core business, continued their double-digit revenue growth driven by 8 and 32-bit products rising 12% in 2007 compared to 2006 and 23% compared to the year-ago quarter.
Gross profit, as a percent of revenue, was 35.2% for the fourth quarter of 2007, in line with expectations as the dollar weakened against the euro in the quarter. This compares to gross profit of 35.6% for the third quarter of 2007 and 35.5% for the year-ago quarter. For the full year 2007, gross profit was 35.4%, a 180 basis points improvement over the 33.6% reported for 2006.

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

Operating profit was $6.4 million for the fourth quarter of 2007, or 1.5% of revenue, which includes non-recurring charges of $13.0 million primarily related to restructuring charges for the sale of the North Tyneside, U.K. manufacturing facility and related property. This compares to operating profit of $25.4 million for the third quarter of 2007 and an operating loss of $111.0 million for the fourth quarter of 2006. For the full year 2007, operating profit was $51.7 million, compared to a loss of $62.0 million reported for 2006. Included in the full year operating results were non-recurring charges of $13.6 million for 2007 and $121.3 million for 2006.
Income tax provision was $5.8 million for the fourth quarter of 2007. This compares to income tax provision of $10.1 million for the third quarter of 2007 and $5.4 million for the fourth quarter of 2006. For the full year 2007, income tax provision was $7.8 million compared to $24.9 million for 2006. In the first quarter of 2007, the Company recognized a tax benefit of approximately $20.0 million from the receipt of French R&D tax credits which reduced the full year 2007 income tax provision.
Stock-based compensation expense was $5.3 million for the fourth quarter of 2007, compared to $4.9 million for the third quarter of 2007 and $2.5 million for the year-ago quarter. For the full year 2007, stock-based compensation was $16.8 million compared to $9.1 million for the full year 2006.
Net income for the fourth quarter of 2007 totaled $1.7 million or $0.00 per diluted share. This compares to net income of $16.6 million or $0.03 per diluted share for the third quarter of 2007 and a net loss of $122.6 million or $0.25 per diluted share for the year-ago quarter. Net income for the full year 2007 was $47.9 million or $0.10 per diluted share compared to $14.7 million or $0.03 per diluted share for 2006.
Combined cash balances (cash and cash equivalents plus short-term investments) totaled $429.9 million at the end of the fourth quarter of 2007, an increase of $178.7 million from the end of the prior quarter and a $36.8 million decrease from $466.7 million at December 31, 2006. During the fourth quarter of 2007, the Company borrowed $100 million against its revolving credit facility and paid down approximately $35 million of equipment leases related to North Tyneside assets. The Company also completed its previously announced $250 million accelerated stock repurchase program under which 48.9 million shares were repurchased. Cash provided from operations totaled approximately $90.4 million for the fourth quarter of 2007 compared to $44.7 million for the third quarter of 2007 and $22.2 million for the fourth quarter of 2006.
The Company’s effective average exchange rate in the fourth quarter of 2007 was approximately $1.43 to the euro, compared to $1.36 to the euro in the third quarter of 2007 and $1.29 to the euro in the year-ago period. A $0.01 increase in the dollar/euro exchange rate reduces operating income by approximately $1 million each quarter.

Fourth Quarter 2007 and Recent Highlights
•	Announced acquisition of Quantum Research — a leading developer of touch sensing technologies

•	Announced sale of wafer fabrication equipment and related property located in North Tyneside, United Kingdom for approximately $124 Million

•	Completed $250 Million accelerated stock repurchase of approximately 49 million shares

•	Named to EDN’s Hot 100 Products of 2007 for AVR32 UC3 microcontroller

•	Introduced AVR 32-bit platform for FlexRay In-Vehicle Networking

•	Introduced high-performance secure microcontroller for mobile payment and mobile TV
Business Outlook
Consistent with first quarter business seasonality and general market trends, the Company anticipates first quarter 2008 revenues will be down 3% to 7% on a sequential basis or up 1% to 5% when compared to first quarter 2007. Microcontroller products are expected to continue to grow on a sequential and year-over-year basis driven by new product introductions and market expansion.
Conference Call
Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the fourth quarter and full year 2007 financial results The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-634-5185. The conference ID number is 31494328 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 2:00 p.m. PT start time to ensure a timely connection. The webcast can be accessed at http://www.atmel.com/ir/ and will be archived for 12 months.
A replay of the February 6, 2008 conference call will be available today at approximately 5:00 p.m. PT and will run for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The access code is 31494328.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s acquisition of Quantum Research Group, new product introductions, markets for our products and first quarter business outlook. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, the inability to realize the anticipated benefits of our recent acquisitions, restructuring plans and other initiatives in a timely manner or at all, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, the market price of our common stock and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2006, filed on June 8, 2007, as amended on June 27, 2007 and our subsequent Form 10-Q reports.
Contact: Robert Pursel, Director of Investor Relations, (408) 487-2677
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Atmel Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	September 30,	December 31,
	2007	2007	2006
Current assets
Cash and cash equivalents	$374,130	$199,080	$410,480
Short-term investments	55,817	52,146	56,264
Accounts receivable, net	209,189	226,317	227,031
Inventories	357,301	348,793	339,799
Other current assets	88,781	75,882	118,965

Total current assets	1,085,218	902,218	1,152,539
Fixed assets, net	579,566	582,872	602,290
Non-current assets held for sale	—	—	35,040
Intangible and other assets, net	36,103	21,036	28,670

Total assets	$1,700,887	$1,506,126	$1,818,539

Current liabilities
Current portion of long-term debt and bank line-of-credit	$142,471	$83,755	$108,651
Trade accounts payable	191,856	115,364	162,408
Accrued and other liabilities	264,993	241,987	277,461
Deferred income on shipments to distributors	19,708	18,628	18,856

Total current liabilities	619,028	459,734	567,376

Long-term debt less current portion and bank line-of-credit	20,408	22,062	60,333
Other long-term liabilities	239,838	222,389	236,936

Total liabilities	879,274	704,185	864,645

Stockholders’ equity	821,613	801,941	953,894

Total liabilities and stockholders’ equity	$1,700,887	$1,506,126	$1,818,539

Atmel Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Net revenues	$425,580	$418,097	$408,881	$1,639,237	$1,670,887

Operating expenses
Cost of revenues	275,962	269,063	263,731	1,059,006	1,108,769
Research and development	71,867	63,609	71,216	272,041	289,108
Selling, general and administrative	58,353	58,518	63,760	242,811	213,641
Charges for grant repayments	275	1,189	30,034	1,464	30,034
Restructuring charges	12,711	1,386	8,578	13,239	8,729
Asset impairment charges (recovery)	—	(1,057)	82,582	(1,057)	82,582

Total operating expenses	419,168	392,708	519,901	1,587,504	1,732,863

Income (loss) from operations	6,412	25,389	(111,020)	51,733	(61,976)

Interest and other income (expense), net	1,088	1,299	(6,155)	3,976	(11,726)

Income (loss) from continuing operations before income taxes	7,500	26,688	(117,175)	55,709	(73,702)
Provision for income taxes	(5,786)	(10,135)	(5,433)	(7,824)	(24,949)

Income (loss) from continuing operations	1,714	16,553	(122,608)	47,885	(98,651)

Income from discontinued operations, net of provision for income taxes	—	—	—	—	12,969
Gain on sale of discontinued operations, net of provision for income taxes	—	—	—	—	100,332

Net income (loss)	$1,714	$16,553	$(122,608)	$47,885	$14,650

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.00	$0.03	$(0.25)	$0.10	$(0.20)
Income from discontinued operations, net of provision for income taxes	—	—	—	—	0.02
Gain on sale of discontinued operations, net of provision for income taxes	—	—	—	—	0.21

Net income (loss)	$0.00	$0.03	$(0.25)	$0.10	$0.03

Weighted-average shares used in basic net income (loss) per share calculations	446,003	485,540	488,844	477,213	487,413

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.00	$0.03	$(0.25)	$0.10	$(0.20)
Income (loss) from discontinued operations, net of provision for income taxes	—	—	—	—	0.02
Gain on sale of discontinued operations, net of provision for income taxes	—	—	—	—	0.21

Net income (loss)	$0.00	$0.03	$(0.25)	$0.10	$0.03

Weighted-average shares used in diluted net income (loss) per share calculations	449,136	489,791	488,844	481,737	487,413